UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2026

MY SIZE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37370	51-0394637
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

HaNegev 4, POB 1026,

Airport City, Israel 7010000

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code +972-3-600-9030

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	MYSZ	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Growth Officer

On October 22, 2026, the Board of Directors (the “Board”) of My Size, Inc. (the “Company”), upon the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), approved the removal of Borja Cembrero Saralegui from his position as the Company’s Chief Growth Officer, effective October 31, 2026 (the “Separation Date”).

Mr. Cembrero also serves as Executive Director of Naiz Bespoke Technologies, S.L. (“Naiz”), a subsidiary of the Company. Naiz has separately removed Mr. Cembrero from such position, effective as of the Separation Date, pursuant to the terms of his Executive Director Agreement with Naiz, dated June 1, 2025 (the “Executive Director Agreement”).

Mr. Cembrero’s removal was not the result of any disagreement with the Company regarding its operations, policies or practices.

Debt Acknowledgement and Payment Plan Agreement

In connection with Mr. Cembrero’s separation, the Company, Naiz and Mr. Cembrero entered into a Debt Acknowledgement and Payment Plan Agreement, which was approved by the Board, upon the recommendation of the Compensation Committee, on October 22, 2026. The parties also entered into a confirmation letter dated October 22, 2026 (together with the Debt Acknowledgement and Payment Plan Agreement, the “Separation Agreement”).

Pursuant to the Separation Agreement, the Company and Naiz jointly and severally acknowledged an aggregate amount of €433,150.68 (approximately $486,813) payable to Mr. Cembrero under the Executive Director Agreement. Such amount consists of (i) severance compensation of €228,493.15, (ii) payment in lieu of notice of €18,904.11, (iii) accrued and unused vacation pay of €5,753.42 and (iv) €180,000.00 in consideration for Mr. Cembrero’s post-termination non-competition covenant for a period of two years, the continued effectiveness of which is conditioned upon payment of such amount.

The Separation Agreement provides that €125,000 of the acknowledged amount will be paid in cash in monthly installments from November 2026 through August 2027. The parties have also agreed to negotiate in good faith a payment plan for the remaining €308,150.68, which may be satisfied in cash, in kind or through a combination thereof, including by the transfer of equity interests in an entity within the Company’s group. If the parties do not agree on such payment plan, the remaining balance will become due and payable on August 18, 2027.

Amounts not paid when due will accrue interest at the applicable Spanish statutory rate, and any payment default will result in acceleration of all outstanding amounts payable under the Separation Agreement. The Separation Agreement does not include a release of claims. The parties have agreed to enter into a final settlement agreement following payment in full of all amounts due thereunder.

The foregoing description of the Separation Agreement is a summary only and is qualified in its entirety by reference to the full text of the Separation Agreement, which the Company intends to file as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2026.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MY SIZE, INC.

Date: October 26, 2026	By:	/s/ Ronen Luzon
	Name:	Ronen Luzon
	Title:	Chief Executive Officer